UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2010
BRANDYWINE REALTY TRUST
BRANDYWINE OPERATING PARTNERSHIP, L.P.
(Exact name of registrant as specified in charter)

Maryland	001-9106	23-2413352
(Brandywine Realty Trust)
Delaware	000-24407	23-2862640
(Brandywine Operating Partnership, L.P.)
(State or Other Jurisdiction of	(Commission file number)	(I.R.S. Employer
Incorporation or Organization)		Identification Number)
555 East Lancaster Avenue, Suite 100
Radnor, PA 19087
(Address of principal executive offices)
(610) 325-5600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 2, 2010 the Compensation Committee of our Board of Trustees approved amended and restated change in control agreements for our executive officers identified in the table below. We have attached the form of the revised agreement as Exhibit 10.1.
The Committee approved the revised agreement following review with its consultant (Towers Watson) of our executive change of control benefits and believes the revisions comport with prevailing market practices. The revised agreement modifies our prior form of CIC agreement, primarily by (i) eliminating an entitlement of the executive (or the executive’s estate) to receive a payment upon death or disability; and (ii) excluding automatically from the CIC severance computation any long-term incentive award (rather than requiring the Committee affirmatively to exclude incentive awards from the computation).
The revised agreement provides that if both (i) a change of control (a “CIC”) occurs at a time when an executive is an employee and (ii) the executive’s employment is terminated other than for cause or the executive resigns for good reason, in either case within a specified number of days (as indicated in the table below under the caption “Coverage Period”) following the CIC, then we (or our successor in the CIC transaction) will pay to the executive the product of: (x) the CIC Multiplier (as indicated in the table below under the caption “CIC Multiplier”) times (y) the sum of (1) the executive’s annual base salary in effect at the time of the CIC plus (2) the greater of (i) the annual bonus most recently paid to the executive prior to the CIC or (ii) the executive’s target bonus for the year in which the CIC occurs. In addition, if the foregoing double trigger (i.e., a CIC and a qualifying employment termination) were to occur, we would provide the applicable executive with medical coverage and group term life insurance benefits on the terms specified in the revised agreement.
The table below shows the Coverage Period and CIC Multiplier for the identified executive officers.

Executive Officer	Title	Coverage Period	CIC Multiplier

H. Jeffrey DeVuono	Executive VP and Senior Managing Director	730 days	2.00
Brad A. Molotsky	Executive VP and General Counsel	730 days	2.50
Howard M. Sipzner	Executive VP and Chief Financial Officer	730 days	2.50
George D. Sowa	Executive VP and Senior Managing Director	730 days	2.00
Robert K. Wiberg	Executive VP and Senior Managing Director	730 days	2.00
Thomas E. Wirth	Executive VP and Portfolio Management	730 days	2.00
George D. Johnstone	Senior VP, Operations and Asset Management	730 days	1.75
Also on February 2, 2010 our Compensation Committee approved a new employment agreement for Howard M. Sipzner, our Executive Vice President and Chief Financial Officer. We have attached the new agreement as Exhibit 10.2. This new agreement replaces the three-year employment agreement that we entered into with Mr. Sipzner upon commencement of his employment with us. The new agreement provides for (i) a $440,000 annual salary; (ii) a $200,000 one-time signing bonus; (iii) an opportunity to receive an annual bonus of 100% of his base salary and an opportunity to receive an annual equity-based long-term incentive award of 165% of his base salary; and (iv) a severance payment upon Mr. Sipzner’s termination without cause or resignation for good reason. The amount and form of annual bonus and incentive award are within the discretion of our Compensation Committee and actual bonus and incentive awards may be more or less than targeted amounts. The new agreement does not have a stated term and may be terminated by either us or Mr. Sipzner at any time. As indicated above, Mr. Sipzner will be covered under the revised form of change of control agreement.
The term of the employment agreement with our President and Chief Executive Officer, Gerard H. Sweeney, continues until February 9, 2011 absent earlier modification. This employment agreement provides for severance upon a change of control and, accordingly, we have not entered into the revised CIC agreement with Mr. Sweeney.

The descriptions of the revised CIC agreements and Mr. Sipzner’s employment agreement are summaries only, do not purport to be complete, and are qualified in their entirety by reference to the agreements attached as exhibits to this Current Report.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Form of Change of Control Agreement.*

10.2	Employment Agreement with Howard M. Sipzner.*

*	Management contract or compensatory plan or arrangement.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Brandywine Realty Trust

	By:	/s/ Gerard H. Sweeney Gerard H. Sweeney
President and Chief Executive Officer

By:	Brandywine Operating Partnership, L.P.

	By:	Brandywine Realty Trust, its General Partner

	By:	/s/ Gerard H. Sweeney Gerard H. Sweeney
President and Chief Executive Officer
Date: February 4, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change of Control Agreement.*

10.2	Employment Agreement with Howard M. Sipzner. *

*	Management contract or compensatory plan or arrangement.